Exhibit 10.2
July 30, 2021

Jennifer McIntyre

Dear Jen,
I am pleased to confirm the details of your job title change for your role with Univar Solutions. The following summarizes the details of this change:

Effective Date:	July 27, 2021
New Job Title:	Senior Vice President, Chief People & Culture Officer
Reporting Manager:	David C. Jukes
Compensation:	Your compensation is unchanged

All other terms of your employment are unchanged.
Jen, I am immeasurably delighted to have you in this role. I know that the Board of Directors joins me in thanking you and wishing you well as we entrust you with two of our most valuable assets – our people and our culture.

David C. Jukes
President & Chief Executive Officer

Univar Solutions | 3075 Highland Parkway | Downers Grove, IL 60515 | USA